Exhibit 10.2

Amendment No. 3
to the
 IMAGISTICS INTERNATIONAL INC.
Employee Stock Purchase Plan

     In connection with the transactions contemplated by, and pursuant to the provisions of, Section 5.7(b) of Agreement and Plan of Merger, dated as of September 15, 2005, by and among Imagistics International Inc., Océ N.V. and Orange Merger Corp., the Imagistics International Inc. Employee Stock Purchase Plan (the “Plan”) is hereby amended as follows:

     1.    Section 16 of the Plan is hereby amended by inserting therein the following definitions:

          “Current Period” means the Purchase Period commencing on July 1, 2005.

          “Effective Time” has the meaning set forth in the Merger Agreement.

          “Authorized Officer” means each member of the Employee Benefits Committee and such other officers of the Company as any of the foregoing may designate in writing.

          “Special Purchase Date” means the earlier of (x) the Purchase Date, determined without regard to Section 17(a) and (y) on a date determined by the Authorized Officer which date shall be at least five (5) business days prior to the Effective Time.

          “Merger Agreement” means that Agreement and Plan of Merger, dated as of September 15, 2005, by and among Imagistics International Inc., Océ N.V. and Orange Merger Corp.

     2.    Article 17. Special Merger Provisions.

          (a) Notwithstanding anything herein to the contrary, each Purchase Right in respect of the Current Period that is outstanding immediately prior to the Special Purchase Date shall be exercised upon the Special Purchase Date.

          (b) The Plan shall be suspended effective immediately following the Special Purchase Date and no Purchase Rights shall thereafter be granted or exercised under the Plan.

Dated:	October 14, 2005	Approved and Adopted:

/s/ Mark S. Flynn

/s/ Timothy E. Coyne

/s/ Tina Allen